Exhibit 10.65

June 13, 2008

John P. McLaughlin

[Address]

Re:    Separation and Consulting Agreement

Dear John:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Anesiva, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your employment will terminate on June 13, 2008 (the “Separation Date”). You agree to resign as an employee, officer, and director of the Company pursuant to a letter of resignation (a form of which is attached as Exhibit A) that you agree to execute with this Agreement.

2. Accrued Salary and Vacation. On the first business day following the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments whether or not you sign this Agreement.

3. Severance Payment. Pursuant to that certain offer letter agreement between you and Caber Corporation dated November 29, 1999 (the “Employment Agreement”, a copy of which is attached hereto as Exhibit B), the Company will pay you severance in the amount of $218,000, less payroll withholding and deductions (“Severance Payment”), an amount equal to six (6) months of your current base salary. The Severance Payment will be paid to you in a lump sum on the Separation Date. You are entitled to the Severance Payment whether or not you sign this Agreement. You hereby acknowledge that your receipt of the Severance Payment will satisfy the Company’s obligation to pay you severance pursuant to the Employment Agreement.

4. Health Care Coverage. Provided that you timely elect to continue health care coverage under the Company’s plan pursuant to COBRA, then in accordance with the Employment Agreement the Company will pay your COBRA premiums for six (6) months of coverage, through December 31, 2008 (“COBRA Premiums”). You hereby acknowledge that payment of COBRA Premiums through December 31, 2008 will satisfy the Company’s obligation to pay continued health insurance pursuant to the Employment Agreement. In addition, as part of this Agreement, the Company agrees to pay COBRA Premiums for up to an additional six (6) months, through June 30, 2009. The Company’s obligation to pay COBRA Premiums under this paragraph, however, will cease upon your becoming eligible after December 31, 2008 for other health insurance benefits at the expense of a new employer. You agree to notify the Company immediately, in writing, upon your acceptance of full time employment after December 31, 2008 and before June 30, 2009.

5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits after the Separation Date.

6. Consulting Agreement. In exchange for your entering into and complying with this Agreement, the Company agrees to retain you as a consultant under the terms specified below. The consulting relationship will commence on the Effective Date (as defined in paragraph 15(e) below) and continue for one (1) year from the Effective Date (“Consulting Period”), unless terminated earlier by either you or by the Company with cause, in each case upon five (5) days’ written notice to the other party.

(a) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise upon request by the Chief Executive Officer (“CEO”) of the Company. During the Consulting Period, you will report directly to the CEO, or as otherwise specified by the CEO. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of thirty (30) hours per month. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. You agree that, during the Consulting Period, you will not enter or use the Company’s offices except as requested by the Company.

(b) Independent Contractor Relationship. Your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.

(c) Consulting Fees. Provided that you remain in compliance with this Agreement, you will be paid consulting fees in the amount of $18,166.66 per month (“Consulting Fees”), which will be payable after the Effective Date, on the last business day of each month of the Consulting Period.

(i) Stock Option Vesting. You acknowledge that the end of the Consulting Period constitutes the termination of your continuous service to the Company for purposes of your Stock Option Agreements and Restricted Stock Agreements as follows:

(1) Grant number 00001404 dated February 7, 2008;

(2) Grant number 00001181 dated March 29, 2007;

(3) Grant number 00001183 dated March 29, 2007;

(4) Grant number 00001002 dated May 10, 2006;

(5) Grant number 00000882 dated November 10, 2006;

(6) Grant number 00000763 dated April 28, 2005;

(7) Grant number 00000485 dated November 19, 2004

(8) Grant number 00000256 dated November 19, 2003;

(9) Grant number 00000164 dated April 2, 2002; and

(10) Grant number 00000005 dated January 1, 2000.

Vesting of the foregoing grants will be as set forth under the terms of your stock option and restricted stock grants; provided, however, that those options under grant number 00001404 that remain unvested as of the Effective Date shall vest at a rate of 6,250 per month during the Consulting Period. Under the terms of your stock option grants, you will have three months following the termination of your continuous service to exercise your stock options. The foregoing options will cease being incentive stock options under section 422 of the Internal Revenue Code due to the extension of your vesting period beyond your employment termination.

(d) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. After the Separation Date, you will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO. You agree that after the Separation Date, you will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

(e) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company. If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, then (in addition to any other rights and remedies available to the Company at law, in equity or by contract) the Company’s obligation to pay you Consulting Fees, and after December 31, 2008 its obligation to pay your COBRA Premiums, will cease immediately, and you will not receive further stock option vesting.

(f) No Conflicting Interests. You agree that during the Consulting Period, you shall not directly or indirectly own, manage, operate, conduct, control, be employed by or be connected in any manner with the ownership, management, operation or control of any business that competes with the Company, provided, however, that the foregoing shall not be deemed to prohibit your ownership of stock in any publicly owned company so long as such ownership, directly or indirectly, does not exceed two percent (2%) of the total outstanding stock of such publicly owned company.

7. Expense Reimbursements. You agree that, within ten (10) business days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. The Company will reimburse you for documented business expenses incurred during the Consulting Period, pursuant to its regular business practice, provided that these expenses have been pre-approved by the CEO in writing.

8. Return of Company Property. On the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You may retain such documents, property, and materials during the Consulting Period only to the extent approved in writing by the Company and you shall return them immediately upon written request from the Company.

9. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement both during and after the Consulting Period. You agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

10. Nonsolicitation. You agree that for one (1) year following the Consulting Period you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

11. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former Company employee or any other Company personnel.

13. Arbitration. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under JAMS’ then-applicable rules for employment disputes. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Nothing in this arbitration agreement is intended, nor shall be construed, to prohibit you from filing administrative charges with the federal Equal Employment Opportunity Commission, state fair employment practices agencies, the National Labor Relations Board or from participating in any related administrative investigations. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. You may be represented by your own attorney, at your expense. The Company will pay all JAMS administrative fees for the arbitration proceedings in excess of those which would be required if the dispute were decided in a court of law.

14. General Release. In exchange for the Consulting Period, Consulting Fees, COBRA Premiums, stock option vesting and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; claims under the Employment Agreement; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended), provided that you are not releasing any claim that cannot be waived under applicable state or federal law, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

16. Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor. (California Civil Code section 1542)

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

17. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

18. Press Release and Inquiries. You and the Company shall mutually agree on language contained in any publicly issued statement announcing your resignation as an employee, officer, and director of the Company. If asked by Company employees, the Company shall say only that you left the Company on good terms and took on an advisory role to the Company and the CEO. The Company and you shall say only that you left the Company on good terms and took on an advisory role to the Company and the CEO.

19. Deferred Compensation and Section 409A Compliance. For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), (a) each of the cash payments pursuant to Sections 3 and 6(c)(i) shall be regarded as a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the Treasury Regulations, (b) all such cash payments shall be considered to satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) of the Treasury Regulations, (c) any of such cash payments that is not considered to satisfy such exemptions shall be considered to have been delayed by six (6) months from the Separation Date, and, accordingly, (d) all such cash payments shall be considered either to be exempt from Section 409A or to be compliant with its requirements. Moreover, the payment of COBRA Premiums pursuant to Section 4 shall be considered to satisfy the exemption from the application of Section 409A provided under Section 1.409A-1(b)(9)(v) of the Treasury Regulations.

20. Entire Agreement. This Agreement, including Exhibits A and B, and the Proprietary Information and Inventions Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all other agreements entered into by and between you and the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and the CEO. You acknowledge that you have carefully read this Agreement, have been afforded the opportunity to be advised of its meaning and consequences by your attorney, and signed the same of your free will.

21. Attorneys’ Fees. If either you or the Company brings any action to enforce rights under this Agreement, the party successful in enforcing this Agreement shall be entitled to recover reasonable attorneys’ fees and costs incurred by that party in connection with such action.

22. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

23. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

24. Severability. If a court of competent jurisdiction or the arbitrator determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court or arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

25. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.

If this Agreement is acceptable to you, please sign below and on Exhibit A and return the originals of both to me.

I wish you luck in your future endeavors.

Sincerely,

ANESIVA, INC.

By:	/s/ PATRICK BRODERICK
Patrick Broderick

Exhibit A -	Letter of Resignation
Exhibit B -	Employment Agreement

UNDERSTOOD AND AGREED:

/s/ JOHN P. MCLAUGHLIN
John P. McLaughlin

Date: June 13, 2008

EXHIBIT A

To: Chairman of the Board, Anesiva, Inc.

I hereby tender my resignation as an employee, officer and director of Anesiva, Inc., effective as of June 13 , 2008.

/S/ JOHN P. MCLAUGHLIN
John P. McLaughlin

Date:	June 13, 2008

EXHIBIT B

Caber Corporation Employment Agreement

Caber Corporation

810 Mesa Court Palo Alto, CA 94306

Tel 650-949-3222 Fax 650-949-3222

November 29, 1999

John P. McLaughlin

c/o Corgentech Inc.

Dear John:

On behalf of Caber Corporation (“Caber” or “Company”), the Board of Directors and the founders of Caber, I am pleased to offer you the position of President and Chief Executive Officer. In this capacity, you will also serve on the Board of Directors. The terms of your employment offer, which we have discussed, are specified in the enclosed Term Sheet.

We anticipate that your employment start date will be on or about January 3, 1999. We appreciate your willingness to be available prior to this time to participate in important Company activities.

John, your leadership and strategic vision will be highly valued in developing and executing the Company’s business plan and in creating shareholder value. As you know, Caber has a clinical trial on its lead product in process and is accessing another significant market opportunity. Your efforts will be vital in integrating these activities into a coherent strategy for the Company and in recruiting key management team members.

Caber is an “at-will” employer which means that you or the Company may terminate your employment at any time, with or without cause and without notice. Provisions for compensation continuance under certain circumstances of termination are contained in the Term Sheet. You will be required to execute the Company’s standard agreements prior to commencement of your employment, including the At-Will Employment Agreement, the Propriety Information and Inventions Agreement, and the Mutual Agreement to Arbitrate Claims. By acceptance of this offer, you are also representing that you are not prevented from so doing under the terms of any non-compete agreement and that you are not a party to any litigation that would interfere with your ability to serve as President and CEO of Caber.

All of us associated with Caber are very enthusiastic about working with you and building a major new molecular biology/device company in the years ahead.

Sincerely,

/s/ JOEL L. BLANK Joel L. Blank, Ph.D. Founding President and CEO

Attachment

Accepted By:

/s/ JOHN P. MCLAUGHLIN	12/2/99
John McLaughlin	Date

John McLaughlin

Caber Corporation

Term Sheet

Position:	President and Chief Executive Officer

Board of Directors:	Concurrent with the commencement of employment, the CEO will be elected to the Company’s Board of Directors.

Duties:	CEO will devote substantially all his time and attention to the business of the Company. The CEO will be permitted to serve on the Board of Directors of outside companies subject to Caber Board approval, which will not be unreasonably withheld.

Location:	San Francisco Bay Area, California

Term:	At will, beginning with commencement of employment.

Base Compensation:	$250,000 per year paid in accordance with Company policy.

Benefits:	Eligible to participate in and to receive full benefits under the Company’s program, which shall include healthcare insurance, life insurance, and short- and long-term disability.

Equity:	The Board of Directors shall grant CEO the right to purchase 1,200,000 common shares of the Company at the fair market value at the time of the grant, subject to repurchase agreement as follows: during the first 12 months following commencement of employment, up to 100% of the shares may be repurchased; at 12 months after commencement of employment up to 75% of the shares may be repurchased; thereafter, the percentage shall decrease at the rate of 2.0833% per month (75%/36 per month) for the following 36 months.

Loan:	Company shall provide a loan to CEO in an amount required to purchase his above equity at an interest rate of 6%. CEO shall make annual interest-only payments during the term of the loan. If CEO remains in an executive position with the Company for 4 years following effective date of this agreement, the loan will be forgiven. Loan to be repaid upon termination of employment.

Proprietary Information:	Prior to commencement of employment, CEO will sign a proprietary information and inventions agreement.

Change of Control:	If a) the Company is consolidated or merged with or into another corporation (other than a related corporation) or substantially all of the assets of the Company are sold and b) the CEO is (i) terminated without cause, or (ii) effectively terminated through demotion or a substantial reduction in his responsibilities, or (iii) required to work at a site more than 35 miles from his worksite prior to the consolidation or sale of assets, then that portion of the CEO’s common stock still subject to the repurchase options shall be released from the repurchase options.

Severance:	If terminated without cause, six month’s salary to be paid in a lump sum and six month’s continued health insurance.

Termination:

Without cause only upon affirmative vote of  2/3 of the Directors in office, excluding the CEO. Termination for “cause” means (a) commission of an act that is determined by the Board of Directors to be fraudulent or dishonest conduct or a material breach of the Company’s policies, (b) applicable to the Company or (c) intentional refusal, without proper cause, to substantially perform duties after a demand for substantial performance has been delivered in writing by the Board.

Co-Investment:	CEO shall have the contractual preemptive right to invest in all subsequent financings by the Company on the same terms and conditions as other shareholders and new investors in order to preserve his relative equity ownership and rights in the Company, so long as he continues to serve as CEO and he is qualified to invest under appropriate securities laws. This right will terminate upon the Company’s IPO or sale to a third party or failure to exercise this right on a prior financing.

Other Rights:	CEO shall have the right to participate in registration rights, come along/take along rights, and buyout options in the event of death, disability or termination without cause in connection with his shareholdings. These rights will terminate upon the Company’s IPO or sale to a third party.